Exhibit 99.1

CONSENT OF GOLDMAN SACHS & CO. LLC

February 8, 2018

Board of Directors
Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Re:
Registration Statement on Form S-4 of Penn National Gaming, Inc., filed February 8, 2018 (the "Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated December 17, 2017 ("Opinion Letter"), with respect to the fairness from a financial point of view to Penn National Gaming, Inc. (the "Company") of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for each outstanding share of common stock, par value $0.01 per share, of Pinnacle Entertainment, Inc. ("Pinnacle") pursuant to the Agreement and Plan of Merger, dated as of December 17, 2017, by and among Pinnacle, the Company and Franchise Merger Sub, Inc., a wholly-owned subsidiary of the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Summary—Opinion of Penn's Financial Advisor," "The Merger—Background of the Merger," "The Merger—Recommendation of the Penn Board and Reasons for the Merger" and "The Merger—Opinion of Penn's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)